Exhibit 10.19

[RPM International Inc. Letterhead]

Paul G. P. Hoogenboom

Dear Paul:

This letter confirms our mutual agreement to the terms of your Employment Agreement (“Agreement”) effective December 31, 2008, as modified to reflect your current assignment as President of Tremco Incorporated (“Tremco”). All capitalized terms used in this letter agreement have the same meaning as under the Agreement and all section references refer to the same section under the Agreement.

Section 2 — The Company and the Executive agree that Executive will resign from his duties as Senior Vice President — Manufacturing and Operations and Chief Information Officer of the Company, so that he can devote all of his current time and efforts to his duties as President of Tremco, a wholly owned subsidiary of the Company.

Section 4 — The Company acknowledges that Executive’s change in duties will not alter his eligibility for and/or participation in the Company’s Benefit Plans and other items of direct and indirect compensation enumerated in Section 4.

Section 6(a) — Executive agrees that his change in duties does not constitute a significant reduction in the nature and scope of his title, authority or responsibilities that would constitute Good Reason in the event of a Change in Control.

Section 20 — The Company and Executive agree that for purposes of Section 20, the terms of this Letter Agreement are made a part of the Agreement as if originally included therein.

In all other respects, the Company and Executive agree that the remaining terms of the Agreement continue if full force and effect.

Please signify your agreement with the above by signing both copies of this Letter Agreement. Please retain one copy for your records and return the other to me.

Very truly yours,

/s/ Frank C. Sullivan

Frank C. Sullivan

Chairman and Chief Executive Officer

Accepted this 31st day of May, 2014:

/s/ Paul G. P. Hoogenboom
Paul G. P. Hoogenboom